                                                                    Exhibit 10.2

                              SUBLICENSE AGREEMENT

                                     between

                               Novartis Pharma AG

                                       and

                          Vanda Pharmaceuticals, Inc.


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SUBLICENSE AGREEMENT

THIS SUBLICENSE AGREEMENT effective as of the 4th day of June, 2004, ("Effective Date") between Vanda Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware and having its principal office at 47 Hulfish Street, Suite 310, Princeton, NJ 08542, The United States ("Vanda") and Novartis Pharma AG, a corporation organized under the laws of Switzerland and having its principal office at Lichtstrasse 35, CH-4056 Basel, Switzerland ("Novartis")


WITNESSETH THAT:


WHEREAS Novartis is the exclusive worldwide licensee of Titan Pharmaceuticals, Inc. ("Titan") under a sublicense agreement between Novartis and Titan having an Effective Date of 20th November, 1997 and as amended by two Amendments between the parties dated 30th November 1998 and 10th April, 2001 (the "Titan Agreement"); and
WHEREAS Titan is the exclusive worldwide licensee of Hoechst Marion Roussel Inc. ("HMRI") under a license agreement between Titan and HMRI having an Effective Date of 31st December, 1996 (the "HMRI Agreement"); and
WHEREAS as a result of corporate restructuring, Aventis Pharmaceuticals Inc., a corporation organized under the laws of the State of Delaware and with offices at 200 Crossing Boulevard, Bridgewater, NJ 08807-0890 ("Aventis") acquired substantially all of the tangible operating assets of HMRI and, as a result, the HMRI Agreement has been assigned to Aventis; and WHEREAS under such Titan Agreement and the Novartis Patents, Novartis has rights with respect to certain patents and patent applications, identified in Appendix A hereto, and know-how relating to a compound known as Iloperidone; and WHEREAS Vanda desires to obtain certain exclusive licenses from Novartis under the Titan Agreement and the Novartis Patents, and Novartis is willing to grant to Vanda such licenses;

NOW, THEREFORE, in consideration of the covenants and obligations expressed herein, and intending to be legally bound, the parties agree as follows:


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1. DEFINITIONS

1.1 "Affiliate" shall mean any corporation, firm, partnership or other entity, whether de jure or de facto, which directly or indirectly owns, is owned by or is under common ownership with a party to this Sublicense Agreement, to the extent of more than fifty percent (50%) of the equity (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) having the power to direct the affairs of the entity and any person, firm, partnership, corporation or other entity actually controlled by, controlling or under common control with a party to this Sublicense Agreement.

1.2 "Commercially Reasonable Efforts "shall mean efforts and resources [*] used [*] for a product [*], taking into account the [*] marketplace, the [*], and [*].

1.3 "Competitive Industry Standard Level" shall mean the level to which the Product shall be marketed by or on behalf of Vanda, its Affiliates or Sublicensees in the countries of the Territory where Patents are issued and enforced with [*], in a manner [*].

1.4 "Compound" shall mean the chemical compound known as Iloperidone [*], including any salts, hydrates, solvates, and/or stereoisomers thereof, and only the metabolites listed in Appendix B hereto, including any salts, hydrates, solvates and/or stereoisomers of such metabolites.

1.5 "EEA" shall mean the European Economic Area, which consists of the European Union and Iceland, Liechtenstein and Norway.

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1.6 "European Union" shall mean the member states of the European Union, as may exist from time to time, which as of the date hereof include Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal, Spain, Sweden and the United Kingdom and all other countries which accede to the European Union during the term of this Sublicense Agreement.

1.7 "Exclusive" shall have the meaning specified in Section 2.1 hereof.

1.8 "FDA" shall mean the United States Food and Drug Administration.

1.9 "FD&C Act" shall mean the Federal Food, Drug and Cosmetic Act (21 U.S.C. 301ff), as amended from time to time.

1.10 "Field" shall mean application to all conditions, disorders and diseases in humans.

1.11 "IND" shall mean an Investigational New Drug Application.

1.12 "Know-How" shall mean all technical information and know-how: (a) presently developed and owned or controlled by HMRI or Titan and their Affiliates and made available to Novartis, (b) developed and owned or controlled by Novartis and its Affiliates after the date of the Titan Agreement, and (c) developed and owned or controlled by HMRI, Titan or Novartis and their respective Affiliates, after the date hereof and included within this definition of "Know-How" by operation of
Section 2.3 hereof, which relates to the Compound or Product in the Field and which constitutes a proprietary "trade secret" or other valid intellectual property right under U.S. or other applicable law which is substantial, secret and identifiable, including, without limitation, all biological, chemical, pharmacological, toxicological, clinical, regulatory, analytical, quality control and manufacturing data and any other information (whether technical or commercial) relating to the Compound or Product that may be useful for the development, regulatory approval, manufacture and commercialization of the Compound or Product.

1.13 "Major Market Country" shall mean each of [*].

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1.14 "NDA" shall mean any and all applications (new drug applications) submitted to the FDA under Sections 505, 507 or 512 of the FD&C Act and applicable regulations related to the Product, including without limitation, full NDAs, "paper" NDAs and abbreviated NDAs (ANDAs) and all amendments and supplements thereto or equivalent applications in the European Union.

1.15 "Net Sales" shall be calculated as follows: From the [*] price of the Product sold by Vanda or its Affiliates or Sub-licensees [*] there shall be subtracted, if not previously deducted in the amount invoiced or received, (i) [*], (ii) [*], (iii) [*], (iv) [*], (v) [*], (vi) [*] and (vii) [*]. The
computation of Net Sales shall not include [*]. For the purposes of this Sublicense Agreement, sales of the Product to [*] are considered to be sales to third parties. If the Product is sold [*], royalties shall be due on Net Sales to third parties [*]. It is agreed that there shall be [*]. In the event there are sales of Compound to Third Parties [*] such sales shall be [*].
In the event that the Product is sold as part of a combination product, the Net Sales of the Product, for the purposes of determining royalty payments, shall be determined by

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[*] the Net Sales (as defined above in this Section) of [*]. In the event that such [*] cannot be determined for both Product and the other product(s) in combination, Net Sales for purposes of determining royalty payments shall be mutually agreed by the parties within a reasonable period of time prior to the first commercial sale of such combination product based on all relevant factors including [*], and such agreement shall not be unreasonably withheld.

1.16 "Patents" shall mean all patents and patent applications set forth in Appendix A, including continuations, continuations-in-part, divisions, patents of addition, reissues, re-examinations, renewals or extensions thereof, along with supplementary protection certificates and other administrative protection of any kind in the Territory owned by or licensed to Novartis or its Affiliates to the extent that such patents claim the Compound or Product, or use, formulations or manufacture thereof, for use in the Field, but not any other compound or use outside of the Field disclosed or claimed in those patents or patent applications. Any Patent having claims covering the Compound or Product or its use formulation and manufacture thereof for use in the Field which is issued during the term of this Sublicense Agreement in any Country of the Territory shall automatically be deemed as of the date of such issuance to be included in the Patent, as defined hereunder.

1.17 "Product" shall mean any bulk or finished pharmaceutical composition containing the Compound as a pharmaceutically active ingredient for use in the Field, whether as a sole active ingredient or in combination with another active ingredient.

1.18 "SEC" shall mean the United States Securities and Exchange Commission.

1.19 "Sub-licensee" shall mean a Third Party (as defined below) to whom a party sub-licenses rights to manufacture and sell (or have manufactured and sold) the Compound under Patents, but shall not include any Third Parties to whom rights to manufacture the Compound have not been granted. Unless such party grants to such Third Party the right to manufacture Compound, the following Third Parties shall not be considered Sublicensees under this Sublicense Agreement: agents, distributors, wholesalers, subcontractors, co-marketers, co-

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promoters, partners or joint venturers. Sub-licensees shall not include compulsory licensees as described in Section 4.1(a).

1.20 "Territory" shall mean all countries and territories of the world provided that any country(ies) in which this Sublicense Agreement is terminated shall be removed from the scope of this definition.

1.21 "Third Party" shall mean any party other than a party to this Sublicense Agreement, HMRI, Titan or an Affiliate of any of these.


2. GRANT


2.1 Novartis hereby grants to Vanda an Exclusive sublicense in the Field under the Patents (to the extent, but only to the extent, that such patents or patent applications claim the Compound or Product or the manufacture, formulation, or use thereof) and Know-How to develop, have developed, make, have made, use, import, sell, offer for sale and have sold the Compound and Product in the Territory, subject to the terms and conditions of this Sub-license Agreement. All rights granted by Novartis to Vanda in this Sublicense Agreement shall remain subject to the rights and obligations of HMRI and Titan within the HMRI Agreement. The sublicense granted to Vanda by Novartis shall include the right of Vanda to sublicense its rights under this Sublicense Agreement, but only upon Novartis', HMRI's and Titan's prior written consent, which consent shall not be unreasonably withheld. Any such sublicensee(s) shall impose upon a Sublicencee(s) of Vanda substantially the same terms and conditions as Vanda assumes in this Sublicense Agreement. As used in this Sublicense Agreement, the term "Exclusive" shall mean that neither Novartis, nor its Affiliates shall grant any other license to, nor themselves exploit, the Patents and Know-How with respect to the Compound and Product in the Field (unless otherwise specified herein) and be limited as follows:
(a) With respect to all geographic areas outside of the EEA, such sublicense shall be exclusive for the duration and validity of the intellectual property rights constituting the Patents and/or Know-How.
(b) With respect to all geographic areas within the EEA, such sublicense shall be exclusive for the following time periods:


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      (i) For each of the countries within the EEA where only Patents (and not
      Know-How) exist and are sublicensed to Vanda hereunder, the period of exclusivity for each such country shall be limited to the duration of the relevant Patents in such country, provided that "Patents" for the purposes of the interpretation of this paragraph shall be limited to patents existing, and patents issuing from patent applications existing, and patents issuing from patent applications covering inventions existing as of the date of the Titan Agreement;
      (ii) For each of the countries within the EEA where Patents and Know-How exist and are sublicensed to Vanda hereunder, the period of exclusivity for each such country shall be limited to the duration of the relevant Patents in such Country, provided that "Patents" for purposes of the interpretation of this paragraph shall be limited to patents existing, and patents issuing from patent applications existing, as of the date of the Titan Agreement and, provided, further, that if the duration of such Patents is less than ten (10) years from the date of first marketing of the Product in the EEA but the Know-How continues to be sublicensed hereunder, the duration of exclusivity shall be for ten (10) years from the date of first marketing of the Product in the EEA; and
      (iii) For each of the countries within the EEA where Know-How (and not Patents) exists and is sublicensed to Vanda hereunder, the period of exclusivity for each such country shall be limited to ten (10) years from the date of first marketing of the Product in the EEA. Thereafter, such sublicense within the EEA shall be on a non-exclusive basis.

(c) deleted

(d) Novartis and its Affiliates and licensed Third Parties and Sub-licensees shall also be entitled to utilise the Patents and Know-How in the Field within the Territory for the development and manufacture of the Compound and Product for marketing, distribution and sale where Vanda's rights under this Sublicense Agreement have been terminated. The duration of the sublicense granted by this
Section 2.1 shall be limited to the duration, on a country-by-country basis, of the intellectual property rights which comprise the Patents and Know-How with respect to a relevant country, provided that the termination of any portion of any sublicense shall be without prejudice to the requirement of Vanda to pay royalties pursuant to the terms of this Sublicense Agreement. Notwithstanding the foregoing but subject to Sections 3.4 and 3.5 hereof, Novartis acknowledges and agrees that Vanda shall have the right to continue to use on a royalty-free, non-exclusive basis the information which


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constitutes the Patents and Know-How on a country-by-country basis in the
Territory for the Field after the Patents expire or cease to be valid or enforceable and/or Know-How has entered into the public domain.

2.2 deleted

2.3 deleted.

2.4 Novartis grants to Vanda a non-exclusive, worldwide sublicense to make or use any analytical reference standards, intermediate or metabolite of the Compound or Product not listed in APPENDIX B hereto which may be claimed in Patents limited solely to making or using the Compound or Product. [*]. Any such sublicense shall [*].

2.5 Vanda shall promote, market and sell the Product under a registered trademark(s) approved by HMRI, Titan and Novartis. Vanda will promptly inform HMRI, Titan and Novartis of the selected trademark(s) and each of the three parties will have [*] in which to either approve or reject the selection(s). Vanda shall be responsible for the selection and registration of such trademark(s) in all countries of the Territory at its own cost. In the event the sublicense granted hereunder is terminated in a particular country, other than pursuant to Section 10.3 or as a result of Vanda's termination of this Sublicense Agreement for breach pursuant to Section 10.5, and Novartis exercises the right to promote, market or sell the Product in such country then upon Novartis' request (a) Vanda shall grant to Novartis or its designee(s) a trademark license at a royalty to be negotiated in good faith (which royalty shall not be less than [*] percent ([*]%) and no more than [*] percent ([*]%) on [*]) at such time to use such trademark in connection with marketing the Product in such country, subject to reasonable quality control by Vanda with respect to the Product sold under this Section 2.5(a), or (b) Novartis or its designee(s) shall select and register at Novartis' cost a trademark of its own in connection with the marketing of the Product in such country, provided such Novartis trademark is not in any way confusingly similar to the Vanda trademark. Novartis shall use the trademark that

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that party acting alone has chosen as a trademark (rather than a Vanda trademark) in promoting, marketing or selling the Product in any country that is a member of a free trade union or other economic grouping (e.g., the European Union, EEA, NAFTA, ASEAN and ANDEAN Pact countries) where Vanda is promoting, marketing or selling the Product under a Vanda trademark.

2.6 If Vanda notifies Novartis in writing that Vanda (and/or its Affiliate(s)) is not willing or does not have the capability itself or cannot enter into a Sublicense or other agreement (providing the necessary expertise and resources) in country(ies) outside those covered by NAFTA and the European Union to:(a) develop the Compound or Product (as the case may warrant), and (b) manufacture the Compound and/or market the Product (as the case may warrant) at a Competitive Industry Standard Level at the date of Product approval in such country(ies), then Novartis shall have the right to terminate the sublicense granted by this Sublicense Agreement but only with respect to such country(ies), unless the parties agree in writing to extend such time frame.

2.7 If the Product is not launched in the United States or a Major Market Country at a Competitive Industry Standard Level by Vanda, its Affiliate and/or Sublicensee within [*] after the date of receiving the approvals necessary to commercialise the Product in [*] or a Major Market Country Vanda and Novartis shall review the progress of launch efforts, it being understood that the parties, at the request of a party, may review the progress of launch efforts prior to the end of [*] period, and Vanda shall keep Novartis and HMRI informed on a regular basis of the status of its launch efforts after receiving the approvals necessary to commercialize the Product in the United States or a Major Market Country until such time that launch is achieved in the United States or a Major Market Country. If launch in the United States or a Major Market Country is not achieved within [*] after the date of receiving the approvals necessary to commercialize the Product in such country(ies) (circumstances shall not include events of force majeure as defined in Section 13), or in any event within [*] after Product approval then the sublicense granted by this Sublicense Agreement shall terminate, but only with respect to the particular country where launch was not achieved within [*] time frame, as the case may be, unless the parties agree in writing to extend such time frame (the parties shall discuss in such event, factors including but not limited to the necessity to obtain approval of Product for its target indication(s)).

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2.8 If an NDA or equivalent ex-US. regulatory approval in the European Union
(Marketing Authorization Application via the Centralized Procedure or marketing approvals for the member countries of the European Union via the mutual recognition procedure) for the Product not obtained within [*] of Vanda's or its Affiliate's or Sub-licensee's filing of an NDA or such other equivalent ex-U.S. filing, and such failure is solely due to circumstances within Vanda's reasonable control, then the parties shall discuss the reasons and proposed remedies (or such failure in good faith; provided, however, that if the parties are unable to agree on. Any such remedies, Novartis shall have the right to terminate the sublicense granted by this Sublicense Agreement, but only with respect to the United States or the European Union where such approval was not obtained, unless the parties agree in writing to extend such time frame. If, however, [*] such failure is due to circumstances beyond the reasonable control of Vanda (including without limitation delays on the part of the regulatory agencies), the [*] period shall be extended to take into account such circumstances, the duration of any such extension to be mutually agreed.

2.9 Subject to the provisions of Section 2.9(d), [*] with respect to any country(ies) which cease to be included within the Territory, and in the event that (i) Novartis or its Affiliate(s) or Sub-licensee(s) elects to commercialise the Product or Compound in such country(ies) and (ii) Vanda, its Affiliate(s) or Sublicensee(s) has an NDA filing in the United States or an equivalent filing in the European Union, then in consideration for the use of any IND, NDA or other governmental approval or associated developmental work held or owned by Vanda related to the Compound or Product:
(a) At Novartis' request, and subject to Sections 6.3 and 11.5 hereof, Vanda shall license or otherwise make available under applicable law the benefit of such approvals or work to Novartis or an Affiliate or Third Party designated by Novartis (which third party could be HMRI or Titan), who shall thereafter have the rights to develop, register, manufacture, market and sell the Compound and Product in such country(ies) utilizing such approvals or work, and Novartis (or such Affiliate or Third Party) shall pay to Vanda a royalty [*]. Such royalty shall not be greater than [*] percent ([*]%) on [*]

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Upon expiration of the Patent in such country, only the royalty paid to Vanda for the use of the Vanda trademark under Section 2.5 shall be paid to Vanda for so long as such trademark is utilized. If a trademark license has not been granted to HMRI, Titan or Novartis in such country, no royalty shall be paid to Vanda upon the expiration of the Patent.

(b) Novartis shall share [*] with Vanda any [*] received from a Third Party in connection with the exercise of such option only. If Vanda has not paid to Novartis the up front license fee and all of the milestone payments provided for in Sections 3.1(a) through (c), then [*].

(c) Notwithstanding anything contained herein to the contrary, Novartis shall not be required to pay to Vanda a royalty on sales of the Product that, when added to the royalty payments for a license under the Vanda trademark payable under Section 2.5, exceeds [*] ([*]%).

(d) If the circumstances leading up to the termination of the Sublicense Agreement pursuant to Section 2.8 are due to any misrepresentations, omissions (of information owned or controlled by Novartis or its Affiliates; as of the date hereof) or falsifications with respect to such Know-How, information or data or fraud by Novartis or its Affiliates, then subject to the following sentence, Novartis shall [*]. In the case of misrepresentations, omissions (of information owned or controlled by HMRI, Titan or their Affiliates as of the date hereof) or falsifications with respect to such Know-How, information or data or fraud only by HMRI, Titan or their Affiliates, and a termination of the HMRI Agreement pursuant to Section 2.5 of the HMRI Agreement, Novartis shall be [*].

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2.10 In the event that Vanda or a Sublicensee intends to seek a co-promotion or co-marketing partner for the Product in the United States, Vanda shall notify Novartis thereof in writing. Novartis shall then notify Titan thereof, and HMRI shall have a right of first negotiation with Vanda or the Sublicensee on such a collaboration. If HMRI exercises its right of first negotiation, then HMRI and Vanda or the Sublicensee shall negotiate in good faith for a period of [*] from the date of notification by Novartis to HMRI. If the negotiating parties are unable to enter into a separate definitive written agreement regarding such collaboration by the end of such [*] period, first Novartis and then Titan will have the right to negotiate with Vanda in good faith for a [*]. In the event that Vanda or its sublicensee is unable to enter into a separate definitive written agreement regarding such collaboration by the end of such [*] period with Novartis or Titan, Vanda or the Sublicensee shall be free to enter into a collaboration with any Third Party subject to all other terms of this Sublicense Agreement and shall have no further obligation to negotiate with HMRI. For the purposes of this Section 2.10, the term "co-promotion or co-marketing partner" will not include [*] that may be engaged by Vanda or a Sublicensee.

3. PAYMENTS AND ROYALTIES.

3.1 As consideration for the sublicenses granted to Vanda by Novartis under this Sublicense Agreement, Vanda shall make the following payments to Novartis:

(a) An up front license fee of [*] shall be paid by Vanda to Novartis in cash within [*] days of both parties' execution of this Sublicense Agreement.

(b) A first development milestone payment of [*] be payable by Vanda to Novartis [*] upon [*] for the Product in the Field [*]. As used in this Section, [*]

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Such milestone payment shall be paid in cash by Vanda directly to Novartis within [*] of the date of [*]. The [*] provided for herein shall, unless otherwise expressly provided for herein, be [*].

(c) A second development milestone payment of [*] which shall be payable [*] by Vanda to Novartis on [*].

(d) Vanda shall notify Novartis in writing [*] prior to Vanda's estimated achievement of each milestone event described in Sections 3.1(b) and 3.1
(c)(i) above and Vanda shall make each such payment within [*] of the achievement of the milestone event for which such payment is due.

3.2 (a) Unless Novartis instructs Vanda in writing otherwise, all cash payments by Vanda to Novartis (including, without limitation, up front payments, milestone payments, and royalties) shall be made by bank wire transfer as follows:

Bank: [*]
Swift: [*]
Correspondent Bank for USD: [*]
USD Account Novartis AG, Basel/Switzerland: [*]
USD Account Novartis Pharma AG, Basel/Switzerland: [*]

(b) At least [*] days prior to the planned wire transfer to either of the above accounts, Vanda shall notify Novartis of the amount and date the cash shall be transferred.

(c) In the event of a late payment hereunder by Vanda to Novartis, Vanda shall pay to Novartis [*]([*]%) on the outstanding balance until such balance, including interest, is paid in full to Novartis. The acceptance of such late

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payment shall act as a waiver of any rights Novartis may have hereunder due to a breach by Vanda relating solely to such payment being made late.

3.3 As consideration for the sublicense granted to Vanda in this Sublicense Agreement, Vanda shall pay to Novartis, in those countries where, and for the period, Patents claiming a priority date of May 19, 1989 and December 29, 1989 or Patents owned by Novartis AG in a particular country in the Territory for which a patent had been granted validly claiming Iloperidone or the manufacture, formulation or the use thereof for use in the Field:

(a) [*] per cent ([*]%) royalty on annual Net Sales of the Product of Vanda, its Affiliates' and Sublicensees' annual Net Sales of the Product in the Territory.

(b)Vanda shall also pay to Novartis the following milestone payments:


Net Sales Milestone                                                  Milestone payment from Vanda to Novartis
(A) Achievement of [*]                                               [*]
(B) [*]                                                              [*]
(C) [*]                                                              [*]

No [*] shall be payable by Vanda within one calendar year. In the event that a [*] becomes due and payable [*]. Milestone (C) shall be payable at the earliest on [*].

3.4 (a) In order to spread royalty payments hereunder over a sufficient period of time, in each of those countries in the Territory where the Patents claiming a priority date of May 19, 1989 and December 29, 1989 or Patents owned by Novartis AG in a particular country for which a patent had been granted validly claiming Iloperidone or the manufacture, formulation or use hereof for use in the Field have expired, Vanda's obligations to pay royalties for use of Patents in such country shall cease, and Vanda and/or any of its Sublicensees shall pay

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directly to HMRI a royalty for [*] percent ([*]%) on Vanda's, its Affiliates'
and any Sublicensees' annual Net Sales of the Product in each such country for a period of ten (10) years after the expiration of the final remaining Patent claiming a priority date of May 19, 1989 and December 29, 1989 or Patents owned by Novartis AG in each such country. After the end of such ten (10) year period, no further royalties arising from sales of the Product in such country shall be due to HMRI and Vanda shall be entitled to continue to use [*] on a fully-paid, irrevocable basis in accordance with Section 10.3.

(b) In the event that a Third Party's generic version of Iloperidone is actively marketed in a process patent country (that is, any country in which the only protection in relation to processes for the manufacture of Iloperidone has been obtained and not protection for Iloperidone as a new chemical entity per se) in the Territory where a Patent(s) has been granted validly claiming Iloperidone or the manufacture, formulation or use thereof for use in the Field exists, then subject to Sections 3.4( c) and (d) below, the royalty rate that Vanda shall pay to Novartis on Vanda's or its Affiliate's or Sublicensees annual Net Sales of the Product in that process patent country shall be [*] percent ([*]%) until such Patent(s) expires, provided: (i) [*]; and (ii) [*]. Unless otherwise agreed to by the parties, [*] until [*] or until [*].

(c) If it is demonstrated to the satisfaction of both Parties or the binding unappealable judicial determination under Section 3.4(b)(ii) holds that Patent(s) are not being infringed in such process patent country, the royalty rate that Vanda shall pay to Novartis on Vanda's or its Affiliate's or Sublicensee's annual Net Sales of Product in that process patent country shall [*] percent ([*]%) until such Patent(s) expires.

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(d) If the binding, unappealable judicial determination under Section 3.4(b)(ii)
holds that Patent(s) are being infringed in such process patent country, [*]. If as a result, the commercialization of Iloperidone by the Third Party in that country is discontinued:

      (i) the royalty rate(s) that Vanda shall pay to Novartis on Vanda's or its Affiliate's or Sublicensee's annual Net Sales of the Product in that process patent country shall be, commencing on the later of: (A) the date such binding, unappealable judicial determination is rendered, and (B) the date (if any) specified in such determination that commercialization of such Third Party generic version of the Product is to be discontinued, those royalty rates provided for in Section 3.3 until such Patent(s) expires; and
      (ii) Vanda shall repay to Novartis, within thirty (30) days after the later of: (A) the date such binding, unappealable judicial determination was rendered, and (B) the date (if any) specified in such determination that commercialization of such Third Party generic version of the Product is to be discontinued, an amount equal to the difference between the royalties that Vanda would have paid to Novartis under Section 3.3, and the amount of royalties that Vanda actually paid to Novartis at the [*] percent ([*]%) rate, for the period commencing on the date the royalty rate for that process patent country was reduced to [*] percent ([*]%) pursuant to Section 3.4(b), and ending on the later of: (A) the date such binding, unappealable judicial determination was rendered, and (B) the date (if any) specified in such determination that commercialization of such Third Party generic version of the Product is to be discontinued.

(e) After a Patent(s) in any process patent country expires, Vanda and/or its Sublicensee shall pay directly to Novartis royalties as provided for in Section 3.4(a).

3.5 As consideration for the sublicense granted to Vanda under this Sublicense Agreement in those countries in the Territory for which (a) a Patent application for the Compound or Product is pending or (b) no Patent application has been filed or (c) Patents have been abandoned or been held invalid or unenforceable by a decision of a court or tribunal of competent jurisdiction from which no appeal is or can be taken (collectively, "Non-Patent Countries"), Vanda shall pay to Novartis, on a country-by-country basis, a [*] percent

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([*]%) royalty for [*] on Vanda's, its Affiliates' and any Sublicensees' annual
Net Sales of the Product in the Non-Patent Countries for a period of five (5) years from the date of the first commercial sale of the Product in each such country by Vanda, its Affiliates or Sublicensees. After the end of such five (5) year period, no further royalties arising from the sales of the Product in such country shall be due. However, with respect to Section 3.5(a) or (b), if at any time during or after such five (5) year period a Patent for Compound or Product is issued in such country, subject to Section 3.4, Vanda shall pay to Novartis, from the date the Patent was issued, the same royalties as provided for in Sections 3.3(a) and (b) above. Upon expiration of Vanda's obligation to pay a royalty under such Patent, notwithstanding Section 3.4, a [*] percent ([*]%) royalty for [*], on Net Sales of the Product in such country, shall be paid by Vanda and/or any of its Sublicensees directly to HMRI for a period of five (5) years after which Vanda shall be entitled to continue to use the Know-How on a fully-paid, irrevocable basis in accordance with Section 10.3.

4. COMPULSORY LICENSES AND THIRD PARTY LICENSES

4.1.(a) In the event that during the term of this Sublicense Agreement a governmental agency in the Territory grants or compels HMRI and/or Titan and/or Novartis to grant a license to any Third Party for the Compound or Product in a country(ies), it is the intent of the parties that [*]. Therefore, in the event that Novartis, Titan or HMRI is compelled to grant a license to a Third Party, Novartis, Titan and HMRI will [*] consideration will be given to Novartis' obligations to HMRI and Titan under Section 4.l(d) of the Titan Agreement.

(b) If a governmental authority in a country in the Territory imposes a maximum royalty rate, such that lower royalty rates than would otherwise apply under this Sublicense Agreement are mandated in such country, then the royalty rates provided for herein shall be reduced to

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equal such lower rates for sales of the Product in such country for the period such lower royalty rate is required by any governmental authority and shall cease when Vanda's royalty payment obligations cease under this Sublicense Agreement.

4.2 If, during the term of this Sublicense Agreement, HMRI and Vanda agree that patent(s) of a Third Party exists in the Territory covering the manufacture, use or sale of the Compound or Product, and if it should prove, in the reasonable judgment of Vanda and HMRI, impractical or impossible for Vanda or its Affiliates or Sublicensees to continue the activity or activities sublicensed hereunder in the Field without obtaining a royalty-bearing license from such Third Party under such patent(s) or if Vanda and HMRI otherwise agree it is desirable for HMRI to acquire any Third Party patent or license in connection with the development or manufacture of Compound or Product covered by Patents in the Territory, then in either case the provisions of Section 8.8(c) shall apply.

4.3 If, after attempting in good faith to resolve the issue relating to licensing Third Party patents in Section 4.2 between themselves, Vanda and HMRI are unable to agree within ninety (90) days as to whether it is impracticable or impossible for Vanda, its Affiliates or Sublicensees to continue the activity or activities sublicensed hereunder without obtaining a royalty-bearing license from a Third Party, the issue shall be submitted to a disinterested, competent and experienced patent attorney reasonably acceptable to both Vanda and HMRI for resolution. If Vanda and HMRI cannot agree on the selection of such patent attorney, then each party shall select a patent attorney and the selected patent attorneys shall select a mutually acceptable patent attorney who will determine whether such Third Party rights materially inhibit Vanda's ability to manufacture, distribute or sell the Compound or Product. The compensation to, and expense of such patent attorney shall be borne [*].

5. DEVELOPMENT

5.1 Upon the signing of this Sublicense Agreement, Vanda shall have full legal and financial responsibility for all costs that are incurred and all activities that are undertaken after the

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signing of this Sublicense Agreement, which are related to development, safety and required periodic reporting to the FDA and equivalent ex-U.S. regulatory agencies, marketing, regulatory approvals, price registrations, and other activities required by Vanda or its Sublicensee(s) (or their respective agents or distributors) to obtain appropriate government approvals for, and to commercialize, the Compound and Product in the Territory. Other than as expressly provided for in Section 5.4, Vanda shall not assume, nor shall Vanda be liable for, any costs or activities (whether scientific, financial or otherwise) relating to the Compound or Product that were incurred or undertaken prior to the signing of this Sublicense Agreement (including without limitation any costs, expenses, damages, losses, fines, penalties or the like that may be awarded or assessed after the signing of this Sublicense Agreement, but which arise out of events and activities that occurred prior to the signing of this Sublicense Agreement).

5.2 Provided that the Affiliates, Sublicensees and other Third Parties agree to substantially the same terms of confidentiality in Section 6.4 hereof, Vanda may appoint such Affiliates, Sublicensees(s) and other Third Parties to perform any and all development activities necessary to obtain government approvals for the Product in the Territory. The appointment of any Sublicensee shall require HMRI's prior written consent, which consent shall not be unreasonably withheld.

5.3 Vanda shall, in a manner [*] exercise its Commercially Reasonable Efforts and diligence in conducting clinical trials and commercializing the Product alone or in collaboration with a Third Party, and in undertaking those investigations and actions required to obtain appropriate governmental approvals to manufacture the Compound and market the Product in the Territory. All such activity shall be undertaken at Vanda's expense. Novartis shall arrange with HMRI to provide assistance or consultation at Vanda's expense in support of the development of the Compound or Product, but HMRI in its discretion may limit such assistance and consultation.

5.4 The parties further agree that:

(a) Novartis will be informed by Vanda on a timely and regular basis of the development, registration and commercialisation of the Compound and Product in the Territory, and will

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have an opportunity to regularly meet with Vanda and provide input into the development and registration process, and

(b) all of Novartis contractual obligations to Third Parties involved in the development and registration process for the Compound and Product (including Contract Research Organizations (CROs) existing as of the date of this Sublicense Agreement, which CROs are identified in APPENDIX E), will be considered by Vanda to the extent they are not inconsistent with Vanda's Standard Operating Procedures.

(c) Vanda shall be solely responsible for the negotiation of contracts with any CROs and other organisations it desires to work on development activities relating to the Compound and/or Product and Vanda shall bear all legal and financial responsibility under such contracts.

5.5 Any inventions or discoveries or improvements which arise from Vanda's, its Affiliates' or Sublicensees work relating to the development and/or manufacture of the Compound and/or Product shall be owned by Vanda, but shall be licensed to HMRI, Titan and Novartis at their option on a worldwide, non-exclusive, perpetual basis, at a license fee and/or royalty [*]. In the case of any inventions or discoveries or improvements arising in areas outside of the original field, which was defined in the HMRI Agreement and the Titan Agreement, shall be owned by Vanda, but shall only be licensed to HMRI, at HMRI's option on a worldwide, non-exclusive, perpetual basis, at a license fee and/or royalty [*]. Notwithstanding anything to the contrary in this Sublicense Agreement, in the event that this Sublicense Agreement between Novartis Pharma AG and Vanda Pharmaceuticals, Inc. expires or terminates, in its entirety or with respect to any country, (except as a result of material breach of the Agreement by Novartis), any inventions or discoveries or improvements which arise from Vanda's, its Affiliates' or Sublicensees' work relating to development and/or manufacture of the Compound and/or Product (the "Vanda IP") shall be disclosed to HMRI and be owned by and become the property of HMRI (or assignees or successors, as the case may be), but shall be licensed to Titan under Section 2.1(a) of the HMRI-Agreement and subsequently to Novartis under the Titan Agreement. Vanda shall promptly undertake any and all actions necessary to effectuate such ownership in and assignment to HMRI. If the Vanda Sublicense Agreement expires or terminates with

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respect to a particular country, then the requirements of this Section 5.5 and
Aventis' rights to the Vanda IP shall be limited to such country.

5.6 deleted.

5.7 In addition to that which is required under Section 5.4(a), Vanda shall provide to Novartis regular written reports at least every [*] setting forth significant developments and improvements, including the status and progress of the development and/or registration activities, that affect the Compound or Product.

5.8 Vanda, or its Sublicensees, shall promptly advise Novartis in writing upon the submission and filing for government regulatory approval to manufacture and market the Product, and upon the receipt of government regulatory approval to market the Product, in each case in each country in the Territory, and shall commence marketing the Product in such country in accordance with Section 5.3.

5.9 Subject to applicable laws and regulations, labeling on all Product sold by or on behalf of Vanda pursuant to this Sublicense Agreement, and all advertising, marketing and promotional materials used in connection therewith, will identify Novartis as the licensor of the Product.

5.10 If at any time during the term hereof a product is developed by Vanda or any of its Affiliates or Sublicensees, which product contains the Compound and one or more other pharmaceutically active ingredients for use in the Field (a "Combination Product"), Novartis shall [*], this Sublicense Agreement shall be [*] by Novartis and Vanda to provide for such Combination Product.

6. EXCHANGE OF INFORMATION AND CONFIDENTIALITY.

6.1 Upon the signing of this Sublicense Agreement, Novartis shall deliver to Vanda, all available Know-How, documents, information and data which is owned or controlled by Novartis and its Affiliates, which may be reasonably expected to assist Vanda in developing, registering, manufacturing and marketing the Compound and Product in the Territory. After the execution of this Sublicense Agreement, there shall be a [*] transition period

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during which Novartis shall provide, at its own cost, reasonable resources, expertise, and documents to effectively transfer the Know-How and development activity to Vanda. Banked DNA samples and or animal tissues treated with the compound will only be made available to Vanda for further studies in accordance with the protocols and informed consents set forth at the time of sample acquisition provided however that no human tissue samples with identifiable patient data will be transferred to Vanda. All raw data and individual clinical and genetic data will be transferred to Vanda under a mutually agreed coding schema, in order to protect patient confidentiality. All original identifiable patient data will, however be provided to the FDA as part of the submission package. If Vanda requires additional genotyping on existing samples, Novartis will contract this work out, in accordance with the informed consents, on Vanda's behalf and at Vanda's cost. If further DNA samples from past study patients are desired, Vanda will revisit the sites and try to consent or reconsent these patients for additional DNA sampling. Upon Novartis' receipt of the up front license fee referred to in Section 3.1(a) hereof, Vanda and Novartis each shall promptly provide written notification to the FDA that Novartis assigns and that Vanda assumes sponsorship of the U,S. IND No. 36,827 (as specified in 21 CFR 314.72). Within [*] after the date of such written notification, Novartis shall transfer the U.S. IND for the Compound or Product to Vanda. Until such transfer is made, Vanda shall have the right to make reference to such Compound or Product owned or controlled by Novartis or its Affiliates. Furthermore, upon Novartis' receipt of the upfront license fee referred to in Section 3.1(a), Novartis shall arrange for the transfer to Vanda of Canadian IND Control No. 27740.

6.2 Vanda shall have Exclusive use, subject to the terms of this Sublicense Agreement and in particular Section 2.3, of all Know-How, documents, information, data and material for the development, registration, manufacture and marketing of the Compound and the Product for use in the Field in the Territory. Novartis and its respective Affiliates shall keep confidential all Know-How, documents, information and data in their possession or received from or generated by or on behalf of Vanda that is not already in the public domain relating to the Compound and Product regarding the use in the Field with the same level of care that Novartis and its respective Affiliates use for their own confidential information. Upon Novartis' request during the term of this Sublicense Agreement, Vanda shall deliver to Novartis a copy of all such information and data in a form to be mutually agreed upon, within thirty (30) days after Novartis' request, it being understood and agreed that any and all such information and data will be made available by Novartis to Titan, upon Titan's request.

6.3 Subject to the confidentiality obligations of this Article 6, Vanda shall make available and HMRI, Titan and Novartis shall be able to freely use Know-How and documents, information and data relating to the Compound and/or Product disclosed or generated by Vanda, its Affiliates and Sublicensees and applications for government approvals (United States or

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European Union or Japan), reports on the status and progress of the development of the Compound or the Product and the like in any country(ies) deleted from the Territory and to which this Sublicense Agreement has been terminated pursuant to the terms hereof.

6.4 During [*] Vanda shall not reveal or disclose to a Third Party or use for any purpose other than to perform its obligations herein any Confidential Information (as defined below) without first obtaining the written consent of Novartis, except as may be otherwise provided herein, or for securing essential or desirable authorizations, privileges, licenses, registration or rights from governmental agencies, or is required to be disclosed to a governmental agency or is necessary to file or prosecute Patent applications concerning the Compound or Product or to carry out any litigation concerning the Compound or Product provided, however, that Vanda notifies Novartis in writing in a reasonably sufficient time frame prior to making such disclosure that Vanda intends to make such disclosures and the details thereof, and Vanda seeks confidential treatment where available of such Confidential Information from such governmental agencies. This confidentiality obligation shall not apply to such information which is or becomes a matter or public knowledge through no fault of Novartis, or is already in the possession of Novartis as evidenced by written records, or is disclosed to Vanda by a Third Party having the right to do so, or is subsequently and independently developed by employees of Novartis or its Affiliates who had no knowledge of the Confidential Information. Vanda shall take reasonable measures to assure that no unauthorised use or disclosure is made by others to whom access to such information is granted. As used herein, "Confidential Information" means, any confidential or proprietary information of HMRI, Titan or Novartis or their Affiliates, including any present or future formulas, research project, work in process, inventions, procedures, development, scientific, engineering, manufacturing, marketing, business or financial plan or records, products, sales, suppliers, customers, or investors, whether such confidential or proprietary information is in oral, written, graphic or electronic form (including all copies in whole or in part of any of the foregoing) and which derives value from being known to the disclosure or owner.

6.5 After transfer of the United States and Canadian INDs to Vanda under Section 6.1, Novartis and Vanda shall co-operate with respect to the exchange of adverse event and safety information associated with Compound and Product, and such information shall be coordinated by Vanda central clinical, safety and epidemiology organisation. Details of the obligations of the parties with respect to reporting such information to each other, and processing of this data shall be covered in an addendum following execution of this Sublicense Agreement.

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6.6 Nothing herein shall be construed as preventing Vanda from disclosing any information received from Novartis to an Affiliate, Sublicensee, distributor, contractor, agent, consultant, legal counselor other Third Party involved in the development, manufacture, marketing, promotion or sale of the Compound or Product, provided that such Affiliate or Sublicensee or other Third Party has undertaken a similar obligation of confidentiality with respect to the Confidential Information.

6.7 In the event that a court or other legal or administrative tribunal, directly or through an appointed master, trustee or receiver, assumes partial or complete control over the assets of Vanda based on the insolvency or bankruptcy of Vanda, Vanda shall promptly notify the court or other tribunal (i) that Confidential Information received from Novartis remains the property of HMRI, Titan or Novartis, or their respective Affiliates, as the case may be, and (ii) of the confidentiality obligations under this Sublicense Agreement. In addition, Vanda shall, to the extent permitted by law, take all steps reasonably necessary or desirable to maintain the confidentiality of the Confidential Information of HMRI, Titan or Novartis, as the case may be, and to ensure that the court, other tribunal or appointee maintains such information in confidence in accordance with the terms of this Sublicense Agreement.

6.8 No public announcement or other disclosure to a Third Party concerning the existence of or terms of this Sublicense Agreement shall be made, either directly or indirectly by either party to this Sublicense Agreement, except as may be legally required, without first obtaining the approval of the other party, which approval shall not be unreasonably withheld, and shall be given within a reasonable time. The party desiring to make any such public announcement or other disclosure shall provide the other party with a written copy of the proposed announcement or disclosure in sufficient time prior to the proposed public release, to allow such other party to comment upon the nature, content and timing of such announcement or disclosure, prior to the proposed public release. Notwithstanding the foregoing, Vanda shall be permitted to refer to this Sublicense Agreement in presentation to prospective investors.

6.9 Neither party shall submit for written or oral publication any manuscript, abstract or the like which includes Know -How, data or other information generated and/or provided by Novartis or Vanda pursuant to this Sublicense Agreement without first obtaining the prior written consent of the party generating or providing such information, which consent shall not be unreasonably withheld. The contribution of each party shall be noted in all publications or presentations by acknowledgment or co-authorship, whichever is appropriate.


7. NOVARTIS SUPPLY OF COMPOUND AND PRODUCT TO VANDA.

7.1 Novartis shall supply Compound and Product to Vanda under the following conditions:



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(a) Within [*] after the Effective Date of this Sublicense Agreement as agreed to by the parties in good faith, Novartis will, [*], arrange for the transfer to Vanda, to a single site to be designated by Vanda, all quantities of milled Compound available to it as of the Effective Date of this Sublicense Agreement.

(b) Title to, and risk of loss with respect to, all Compound and the Product supplied by Novartis to Vanda under this Section 7.1 shall pass to Vanda upon the receipt of such Compound and Product by Vanda or its designee at its point of delivery. Novartis shall not be liable for any loss of such Compound and/or Product except where such loss is the result of Novartis negligence or willful misconduct.

(c) Novartis shall provide to Vanda the most recent certificate of analysis for any shipment of Compound or Product.

(d) Novartis makes no representation or warranty that Compound and Product supplied by it to Vanda for clinical trials will conform to the IND specifications therefore as well as all laws and regulatory requirements, including current Good Manufacturing Practices applicable to the Compound and Product when used in clinical trials in accordance with the IND.

7.2 Novartis shall provide information and assistance to Vanda with respect to the Compound and Product as follows:

(a) Within [*] after the full execution and delivery of this Sublicense Agreement, Novartis shall deliver to Vanda any and all Know-How, documentation, data and other information owned or controlled by Novartis and its Affiliates, that Vanda may reasonably require for the manufacture of the Compound and Product. Such information shall include without limitation the specifications for the Compound and Product and methods of analysis for testing the Compound and Product, as currently described within the IND regulatory documentation, including Chemistry-Manufacturing/Controls(CMC) information amendments and the technology transfer file.

(b) Novartis shall make reasonable commercial efforts to arrange for HMRI to provide to Vanda or its designated Third Party assistance for the transfer of manufacturing technology, through documentation, consultation and face-to-face meetings, to enable Vanda or such Third Party to proceed with development of commercial-scale manufacturing. If requested by Vanda or such Third Party, Novartis shall visit the designated commercial manufacturing facility, with the limitation of [*] visits, not to exceed a total of [*],

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for which Vanda shall bear all the costs of reasonable travel and other out-of-pocket expenses.

7.3 Novartis represents and warrants that the specifications for the Compound and Product are consistent with those set out in the INDs sponsored by Novartis.

7.4 Upon expiration or termination of this agreement, Vanda shall return to Novartis, all unused Compound or Product supplied by Novartis hereunder.


8. PATENT PROSECUTION; MAINTENANCE AND EXTENSION; INFRINGEMENT

8.1 [*] shall be responsible for the filing, prosecution (including oppositions) and maintenance of the Patents excluding Novartis Patents (hereinafter "HMRI-Patents") [*]. For so long as the license grants set forth in Article 2 remain in effect, [*] agrees to file and prosecute and maintain the HMRI-Patents in the Territory, provided that the foregoing is subject to [*] reasonable business judgment. [*] shall keep [*] informed, [*], of important issues relating to the preparation, filing, prosecution and maintenance of such HMRI-Patent applications and HMRI-Patents. [*], shall have the right to comment on [*] preparation, filing, prosecution and maintenance of HMRI-Patent applications and HMRI-Patents, and [*] shall give clue consideration to Vanda's comments, but HMRI shall make all decisions regarding the same.

8.2 If [*] elects not to seek patent protection in countries listed in APPENDIX F or to maintain patent protection on HMRI-Patents listed in APPENDIX A in any country in the Territory to the extent that HMRI-Patents claim the Compound or the Product (or formulations, use or manufacture thereof), [*] shall have the right, at its option [*], to file, prosecute (including oppositions) and maintain any such HMRI-Patent applications and HMRI-Patents in HMRI's name, and any HMRI-Patent issued therefrom shall be owned by HMRI. [*] shall advise [*] of [*] decision) not to seek or maintain patent protection in a reasonably timely manner. In the event that a HMRI-Patent is issued covering the Compound or Product in any country in the Territory under the conditions of this Section 8.2, [*] shall pay directly to [*] a [*] ([*]%) royalty on Net Sales of Product in such country, for a period of [*] years from the date of such patent issuance in such country, in recognition of [*] Know-How and manufacturing rights and the right to make and sell the Compound or Product in such

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country. Legal fees and expenses, [*], incurred [*] shall be [*].

8.3 [*] shall be responsible for the filing, prosecution (including oppositions) and maintenance of the Patents owned by Novartis (hereinafter "Novartis-Patents") [*]. [*] agrees to file and prosecute and maintain the Novartis-Patents in the Territory, provided that the foregoing is subject to [*] reasonable business judgment. [*], shall have the right to comment on [*] preparation, filing, prosecution and maintenance of Novartis-Patent applications and Novartis-Patents, and [*] shall give due consideration to Novartis' comments. If [*] elects not to maintain patent protection on Novartis-Patents in any country, [*] shall have the right, at its option, to file, prosecute and maintain any such Novartis-Patent. [*] shall have the right but not the obligation to enforce Novartis-Patents against Third Parties [*], and if [*] does not act, [*] may in its sole discretion take such enforcement action as [*] deems necessary.

8.4 Each of HMRI, Titan, Novartis and Vanda shall make available to the other, its employees, agents, subcontractors or consultants (including its authorized attorneys) to the extent reasonably necessary or appropriate to enable the appropriate party to file, prosecute and maintain patent applications and resulting patents subject to this Sublicense Agreement to the extent that Patents claim the Compound or Product (or formulations, use or manufacture thereof). Where appropriate, each of HMRI, Titan, Novartis and Vanda shall sign or cause to have signed all documents relating to said patent applications or patents [*].

8.5 Novartis shall obtain all assignments or licenses, as applicable from the patent holder of the Patents, to the same extent as Novartis is entitled to receive such assignments or licenses from HMRI and Titan under the HMRI Agreement as applicable, to provide Vanda with the same degree of exclusivity in the Territory under the Patents as Novartis is granted by HMRI and Titan under the Titan Agreement.

8.6 Promptly after it is notified by HMRI and Titan, Novartis shall notify Vanda in writing of (a) the issuance of each HMRI-Patent, giving the date of issue and patent number for each patent, and (b) each notice pertaining to any HMRI-Patent which HMRI receives as patent owner pursuant to the Drug Price Competition and Patent Term Restoration Act of 1984, or other similar laws now or hereafter in effect which extend the Patent life, or pursuant to comparable laws or regulations in other countries in the Territory. [*], HMRI, Titan, Novartis and Vanda shall co-operate with each other in applying for patent term extensions (including Supplementary Protection Certificates in European Union member states) where applicable in any country of the Territory. HMRI shall have full

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responsibility and authority in the decisions regarding filing for the foregoing
HMRI-Patent extensions [*] although Vanda, through Novartis, shall be consulted and its opinions given due consideration in such decision-making process. If
HMRI elects not to pursue extension of any HMRI-Patents, Vanda shall have the right (but not the obligation) to apply for such extension in HMRI's name [*], and HMRI shall reasonably co-operate in the filing and procurement thereof.

8.7 Except as otherwise expressly provided in this Sublicense Agreement, under no circumstances shall a party hereto, as a result of this Sublicense Agreement, obtain any ownership interest in or other right to any technology, Know-How, Patents, pending Patent applications, products, or biological material of the other party, Titan or HMRI, including items owned, controlled, discovered, invented or developed by the other party, Titan or HMRI, or transferred by the other party, Titan or HMRI to that party, at anytime pursuant to this Sublicense Agreement which is not a direct result of the study, Know-How and experimentation of the Compound and Product.

8.8 Each of Vanda, Novartis, Titan and HMRI shall promptly, but in any event no later than [*] after receipt of notice of such action, notify the other in writing of any Patent nullity actions, any declaratory judgment actions or any alleged or threatened infringement of Patents or misappropriation of intellectual property comprising Patents, or if Vanda, HMRI, Titan or Novartis, or any of their respective Affiliates or Sublicensees, shall be individually named as a defendant in a legal proceeding by a Third Party alleging infringement of a patent or other intellectual property right of such Third Party as a result of the manufacture, production, use, development, marketing, selling or distribution of the Compound or Product, or of any information or notification regarding the Patents.

8.9 [*] shall have the first right to respond to, defend or prosecute any actions, challenges, infringements, misappropriations or proceedings by a Third Party alleging infringement described in Section 8.8. In the event [*] elects to do so, [*] will co-operate with [*] and its legal counsel, join in such suits as may be brought by [*], and be available at [*] reasonable request to be an expert witness or otherwise to assist in such proceedings and at [*] expense. [*] will co-operate with [*] and its legal counsel and keep [*] and its counsel reasonably informed at all times as to the status of [*] response or defense.

8.10 In the event that [*] elects to respond to, defend or prosecute any actions, challenges, infringements, misappropriations or proceedings by a Third Party claiming infringement described in Section 8.8 hereof, then: (a) legal fees and other costs and expenses of [*] associated with such response or defense shall be paid by [*]; (b) legal fees and other

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costs and expenses associated with such response or defense incurred by [*], shall be paid by [*]; (c) the costs of acquiring Third Party patents or licenses and any settlement, court award, judgment or other damages shall be paid by [*] to such Third Parties [*]; provided, however, [*] shall not be obligated to pay for any patents or licenses for uses of the Compound or Products not disclosed in the Patents as of the date of the execution of the HMRI Agreement; and (d) any amounts recovered from Third Parties in connection with such response or defense shall be applied [*].

8.11 In the event that [*] respond to, defend or prosecute any actions, challenges, infringements, misappropriations or proceedings by a Third Party alleging infringement described in Section 8.8 hereof or [*] abandons any such action, [*] shall notify [*] promptly after receiving notification from [*] of such actions, challenges, infringements, misappropriations, proceeding or [*] decision to abandon any such action. In such event, [*] shall have the option to respond, defend or prosecute such action [*], provided that [*] shall co-operate with and provide assistance to [*]. All amounts recovered from any Third Party shall be applied [*].

8.12 In the event that [*] and [*] mutually agree that it is desirable for [*] to acquire any Third Party patent or license in connection with the development or manufacture of the Compound or Product covered by the HMRI-Patents in the Territory then [*].

8.13 [*] recognises that [*] has reserved certain rights in [*] and that there may be a legitimate dispute between the parties whether a legal action should be brought against a Third Party which could affect [*] reserved rights [*] and [*] rights [*]. In the event that there is a dispute between [*] and [*] regarding [*] and therefore whether a legal action should be initiated, [*] and [*] shall submit the issue to [*]. If [*] and [*] cannot agree on [*], then [*] and [*] shall each [*]

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[*] That [*] and then [*] and [*] may decide [*] as described by this Article 8.
The compensation to, and expenses of, such [*].


9. STATEMENTS AND REMITTANCES.

9.1 Vanda shall keep, and require its Affiliates and Sublicensees to keep complete and accurate records of all Net Sales of the Product under the sublicenses granted herein. HMRI and Novartis shall have the right, at their expense, through a certified public accountant or like independent person reasonably acceptable to Vanda, and following reasonable notice, to examine such records under conditions of confidentiality during regular business hours during the period of time during which royalties are due and payable hereunder and for [*] thereafter; provided, however, that such examination shall not take place more often than [*] and shall not cover such records for more than the preceding [*]; and provided further, that such accountant shall report to Novartis only as to the accuracy of the Net Sales computation and royalty statements and payments. It is agreed that if this Sublicense Agreement is terminated with respect to a particular country(ies), then Novartis' examination rights shall continue with respect to sales of the Product in such country(ies) only for a period of [*] after the termination of sublicense rights in that country. Copies of all such accountant's reports shall be supplied to Vanda.

9.2 Within [*] after the close of each [*], Vanda shall deliver to Novartis a true accounting of all Product sold by Vanda, its Affiliates and Sublicensees during such [*] and shall at the same time pay all earned royalties due. Such accounting shall show Net Sales of Product on a country-by-country and product-by-product basis and such other particulars as are reasonably necessary for accounting of the royalties payable hereunder.

9.3 Any tax paid or required to be withheld by Vanda on account of royalties payable by Vanda under this Sublicense Agreement shall be indicated on the accounting described in Section 9.2 hereof and deducted from the amount of royalties otherwise due. Vanda shall secure and send to Novartis or HMRI, as the case may be, proof of any such taxes withheld and paid by Vanda. Any [*] by Vanda or a Sublicensee shall be for the account of and paid by Vanda.

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9.4 Unless otherwise indicated herein, and subject to foreign exchange regulations then prevailing, to the extent free conversion from local currency to United States dollars is permitted, all payments and royalties payable under this Sublicense Agreement shall be paid in cash in U.S. dollars by wire transfer in accordance with Section 3.2 hereof. If governmental regulations prevent remittances from a foreign country with respect to sales made in that country, the obligation of Vanda to pay royalties on sales in that country shall be suspended until such remittances are possible, but such royalties shall accrue as accounts payable by Vanda to Novartis or HMRI, as the case may be. Novartis or HMRI, as the case may be, shall have the right, upon giving written notice to Vanda, to receive payment in that country in local currency.

9.5 Royalty payments and Net Sales shall be calculated on the basis of Vanda's quarterly standard account of internal sales which represents the conversion of all local currency sales for a calendar quarter into Swiss francs at the average exchange rate: (as routinely derived via Vanda's standard methodology) for such calendar quarter in which the sales are recorded. The exchange rate between the Swiss franc and the U.S. dollar for the quarterly royalty payments to Novartis or HMRI (as the case may be) shall be the exchange rates published in the Foreign Exchange column of The Wall Street Journal, New York edition, or other qualified source mutually acceptable to the parties on the last business day of the calendar quarter for which the royalties are being paid. Notwithstanding the foregoing, if there is a difference between any amount that Vanda pays to Novartis or HMRI (as the case may be) under Sections 3.3, 3.4 or 3.5, and the amount that Novartis is required to pay to Titan under the Titan Agreement (which difference arises as a result of using the method for calculating royalties that are due and payable under this Section 9.5, and the method for calculating such royalties under Section 9.5 of the Titan Agreement), the shortfall or excess (as the case may be) in royalty payments made by Vanda under this Section 9.5 shall be paid by Vanda to HMRI or Novartis (as the case may be) in the case of a shortfall, and by Novartis to Vanda in the case of an excess payment by Vanda to Novartis under Section 3.3 or 3.5.

10. TERM AND TERMINATION

10.1 (a) Vanda will have the right to terminate the sublicense for the Territory or on a country-by-country basis for [*] associated with the Product as reasonably determined by Vanda. For this purpose "[*]" are ones which [*].

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(b) In the event of termination in the entire Territory by Vanda pursuant to this Section 10.1, Vanda shall, within [*] of such termination, return to Novartis any and all information and data (including new information and data) relating to the Compound and Product, whether generated by or on behalf of Titan, Novartis, HMRI or Vanda, and make no further use thereof. Additionally, in such event, this Sublicense Agreement shall terminate in its entirety and the sublicense granted hereunder shall revert back to Novartis. Novartis shall retain all up front license fees and milestone payments it had received up to the date of termination if, and only if, termination was not due to any fraud, misrepresentations, omissions or falsifications of information with respect to such Know-How, information or data owned or controlled by HMRI, Titan, Novartis or their Affiliates as of the date hereof in which case, to the extent that Novartis has for its own part perpetrated a fraud, misrepresentation, omission or falsification of information with respect to such Know-How, information or data owned or controlled by it, Novartis shall repay to Vanda, within ninety-five (95) days of such termination, that portion of the up front license fee and milestone payments Novartis had received from Vanda up to the date of such termination. In no event shall Novartis be liable to Vanda for any misrepresentation, omission or falsification of information owned or controlled by HMRI or Titan or their Affiliates.

(c) Novartis may terminate this Sublicense Agreement by giving Vanda three months prior written notice in the event that the time period elapsing between patient dosing in clinical trials is greater than [*] or more than [*] elapses between the grant of first marketing authorization in the United States or a Major Market Country and the commercial launch of the Product in that country.

10.2 In the event the development of the Compound and Product is terminated altogether by Vanda on or before January 1, 2006, for reasons other than those described in Section 10.1, then this Sublicense Agreement shall terminate in its entirety and the sublicense granted hereunder shall revert back to Novartis. Novartis shall retain all up front license fees it had received up to the date of termination and Vanda shall also pay a [*] penalty payment to Novartis if, and only if, termination was not due to any fraud, misrepresentations, omissions or falsifications (of information owned or controlled by HMRI, Titan, Novartis or their Affiliates with respect to Know-How, information or data).

10.3 Unless otherwise terminated, this Sublicense Agreement shall expire on a country-by-country basis upon the expiration of Vanda's obligation to pay royalties under this Sublicense Agreement in each such country. Expiration of this Sublicense Agreement under this provision shall not preclude Vanda, its Affiliates and Sublicensees from continuing directly

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or indirectly to manufacture the Compound and market and sell Product and to use
Know-How without further royalty payments.

10.4 In the event there is a change in the control of Vanda, Vanda shall give Novartis [*] and that the development and commercialisation of COMPOUND and PRODUCT will continue per the terms of this Sublicense Agreement.

10.5 (a) If either party materially defaults in its performance of this Sublicense Agreement and if such default is not corrected or if the party in default is not exercising reasonably diligent efforts to cure such default within [*] after receiving written notice from the other party with respect to such default, or if such default is not correctable within [*] then such other party shall have the right to terminate this Sublicense Agreement at the end of such period in its entirety by giving written notice to the party in default. In the event Vanda materially defaults in its performance under this Sublicense Agreement with respect to a particular country, then, subject to Section 11.4 hereof, Novartis' right to terminate shall be limited to termination of the sublicense granted hereunder in such country only.

(b) If Novartis materially defaults in its performance of the Sublicense Agreement, then Vanda shall have the right but not the obligation to correct or cure such default in the place of Novartis [*] provided for in Section 10.5 of the Titan Agreement without prejudice to any other rights Vanda may have under this Sublicense Agreement (including the right to recover amounts paid to Novartis), provided that (i) Vanda notifies Novartis in writing of Vanda's election to do so, and (ii) Vanda's correction or cure of such default does not increase Novartis' liability under the Sublicense Agreement.

(c) It is agreed that a material default by Novartis under the Titan Agreement shall be a material default by Novartis under this Sublicense Agreement.

10.6 Subject to applicable bankruptcy laws, either party may terminate this Sublicense Agreement if, at any time, the other party shall file in any court pursuant to any statute of the United States or of any individual state or foreign country, a voluntary petition in bankruptcy or insolvency or for reorganisation in bankruptcy or for an arrangement or the appointment of a receiver or trustee of the party or of its assets, or if the other party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within ninety (90) days after the filing thereof, or if the other party shall propose or be a party to any dissolution, or if the other party shall make an assignment for the benefit of creditors.

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(a) Without limitation, Vanda's rights under this Sublicense Agreement shall include those rights afforded by 11 U.S.C. Section 365(n) of the United States Bankruptcy Code and any successor thereto (the "Code"). If the bankruptcy trustee of Novartis as a debtor or debtor-in-possession rejects this Sublicense Agreement under 11 U.S.C. Section 365(n) of the Code, Vanda may elect to retain its rights sublicensed from Novartis hereunder (and any other supplementary agreements hereto) for the duration of this Sublicense Agreement and avail itself of all rights and remedies to the full extent contemplated by this Sublicense Agreement and 11 U.S.C. Section 365(n) of the Code, and any other relevant sections of the Code and other relevant non-bankruptcy law.

11. RIGHTS AND DUTIES UPON TERMINATION.

11.1 Upon termination of this Sublicense Agreement (other than for Novartis' breach), Novartis shall have the right to retain any sums already paid by Vanda hereunder, and Vanda shall pay all sums accrued hereunder which are then due except as otherwise defined in this Sublicense Agreement.

11.2 Upon early termination of this Sublicense Agreement in its entirety or with respect to any country, under Sections 10.1 or 11.6 or due to a breach hereof by Vanda, Vanda shall notify Novartis of the amount of Product that Vanda, its Affiliates and Sublicensees then have on hand for sale in each country, the sale of which would, but for the termination, be subject to royalty, and Vanda, its Affiliates and Sublicensees shall thereupon be permitted to sell that amount of Product, provided that Vanda shall pay the royalty thereon to Novartis, or HMRI, as the case may be, at the time provided for.

11.3 Expiration or termination of this Sublicense Agreement or termination on a country-by-country basis shall terminate all outstanding obligations and liabilities between the parties arising from this Sublicense Agreement except those described in Sections 6.2 (with sole respect to Novartis confidentiality) 6.3, 6.4, 6.5, 6.6, 6.8, 9.1, 9.2, 10.1, 10.2, 10.3, 11.1, 11.2, 11.4, 11.5,
11.6, 12.5, 12.6, 12.7, 14.1 and 14.2, which sections shall survive such termination. In addition, any other provision required to interpret and enforce the parties' rights and obligations under this Sublicense Agreement shall also survive, but only to the extent required for the full observation and performance of the surviving obligations under this Sublicense Agreement.

11.4 Except as otherwise specifically provided for herein, termination, in whole or in part, of the Sublicense Agreement in accordance with the provisions hereof shall not limit remedies to the parties which may be otherwise available in law or equity, including consequential,



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incidental or indirect damages (such as loss of sales, profits, or goodwill)
arising out of a party's performance or nonperformance under this Sublicense Agreement.

11.5 Subject to Section 11.2 and other express provisions hereof, upon early termination of this Sublicense Agreement in its entirety due to breach hereof by Vanda or pursuant to Sections 10.1, 10.2 or 11.6, Vanda's rights in the Compound and Product shall cease, Vanda, its Affiliates and Sublicensees shall cease manufacture, development, marketing and sale of the Compound and Product in the Territory, and all originals and copies of Know-How, data, results and other information collected and/or generated by Vanda, its Affiliates and Sublicensees relating to the Compound or Product prior to termination shall be delivered to Novartis within [*] thereafter, except for one copy thereof which may be retained in Vanda's legal or other appropriately restricted files solely for the purpose of establishing the extent of its obligations hereunder. Any IND or other regulatory filing effected prior to termination shall be assigned by Vanda to Novartis (or its designee(s), which designee may be HMRI or Titan), [*], if not already assigned to Novartis. Vanda shall provide to Novartis, within [*] of Novartis' request, copies of all regulatory correspondence, including, but not limited to, IND Information Amendments, IND Reports, IND Safety Reports, NDA submission, NDA Postmarketing Reports, and reports of written/phone contacts to and from regulatory agencies, as well as the safety database for the Product.

11.6 If (a) Vanda is precluded from selling the Product in a particular country in the Territory by virtue of infringement of Third Party patent rights, or (b) there is a holding of invalidity or unenforceability of any Patent, from which no further appeal can be taken, that materially affects Vanda's ability to commercialise the Product in a particular country in the Territory, Vanda shall have the right but not the obligation to terminate this Sublicense Agreement in such country. At Vanda's option, this Sublicense Agreement may be terminated in its entirety if the events described in subsection (a) or (b) of this Section
11.6 occur in either the United States or two of the Major Market Countries. Within [*] of any such termination, subject to the following sentence, Novartis shall repay to Vanda if the Sublicense Agreement has been terminated in its entirety, that portion of the up front license fee and milestone payments it has received from Vanda up to the date of termination. In the event that the Sublicense Agreement is terminated pursuant to Section 11.6 of the Sublicense Agreement, Novartis shall be obligated to make the foregoing repayments to Vanda, but only to the extent that it has been repaid its own up-front license fee and milestone payments due to Novartis under Section 11.6 of the Titan Agreement. If this Sublicense Agreement has been terminated only with respect to certain country(ies), the parties shall negotiate in good faith a smaller portion of the upfront license fee and milestone payments Novartis has received from Vanda up to such date which shall be repaid to Vanda; provided, however, if

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the Titan Agreement has been terminated only with respect to such certain countries under Section 11.6 of the Titan Agreement, Novartis shall be obligated to make such repayments to Vanda but only to the extent Novartis has been repaid the corresponding portion of the up front license fee and milestone payments owed to it pursuant to Section 11.6 of the Titan Agreement. If the parties are unable to agree on such smaller portions within ninety (90) days, the issue shall be submitted for determination by arbitration in accordance with
Section 14.2.
12. WARRANTIES INDEMNIFICATIONS AND REPRESENTATIONS

12.1 Novartis represents and warrants that to the best of its knowledge at the date of this Sublicense Agreement:
(a) all currently issued or pending patents and patent applications owned or controlled by HMRI or its Affiliates or its Sublicensees claiming the Compound or Product, are listed in Appendix A;
(b) HMRI or its Affiliates or its Sublicensees own or control the entire right, title and interest in Patents and Know-How. If Novartis becomes aware of any patents or patent applications owned or controlled by HMRI or its Affiliates or Sublicensees claiming the Compound or Product or manufacture, formulation or use thereof, not listed in Appendix A and is within the rights granted to Vanda in this Sublicense Agreement, such patents and patent applications shall be added to Appendix A at no cost to Vanda. Novartis further represents and warrants that to the best of its knowledge as of the date of this Sublicense Agreement;
(c) the Titan Agreement is in full force and effect and neither HMRI nor Titan nor Novartis is in default of any of their obligations thereunder;
(d) subject to obtaining HMRI's and Titan's prior written consent, each of which has been obtained, Novartis has the legal power, right and authority to enter into this Sublicense Agreement; and
(e) Novartis has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in the Patents or Know-How.

Vanda represents and warrants that it has the legal power, right and authority to enter into this Sublicense Agreement.

12.2 Nothing in this Sublicense Agreement shall be construed as a warranty that the Patents are valid or enforceable or that their exercise does not infringe any patent rights of Third Parties. Novartis hereby represents and warrants that it has no present knowledge (except as disclosed to Vanda or as available to Vanda from public information) that (i) the Patents are invalid or unenforceable, (ii) the exercise of Patents infringes any patent rights of Third Parties, and (iii) Third Party licenses are necessary for the development, manufacture or commercialisation of the Compound or Product. [*]

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of any Patent, from which no further appeal is or can be taken, shall not affect any obligation already accrued hereunder, but shall only eliminate future royalties otherwise due under such Patent from the date such holding becomes final.

12.3 Each party represents and warrants to the other that it is not currently debarred, suspended or otherwise excluded by any U.S. Government agencies from receiving federal contracts.

12.4 Vanda represents and warrants that during the term of this Sublicense Agreement, neither it, an Affiliate or a Sublicensee shall license, develop, have developed, manufacture, have manufactured, sell or have sold any of the following compounds or products classified as an atypical antipsychotic: [*].

In the event that Vanda or a Sublicensee undertakes any of the foregoing actions within the EEA, then Novartis may not terminate this Sublicense Agreement or seek damages or equitable remedies for such actions, but may at its option by notice to Vanda (i) terminate the Exclusive nature of the licenses granted pursuant to Article 2 hereof in the EEA, so that all use of Patents and Know-How in the EEA will thereafter be on a non-exclusive basis at a reduced royalty rate to be negotiated at time of change in exclusivity; (ii) cease providing improvements to Vanda pursuant to Section 2.3; and/or (iii) require Vanda to prove to Novartis' reasonable satisfaction that the Know-How is not being used for such activities. Notwithstanding the foregoing, Novartis and Vanda agree that in the event Vanda acquires rights to one or more of the [*] compounds or products listed in the first paragraph of this Section 12.4 (the "Acquired Compounds or Products") as part of a corporate transaction Novartis shall use its good faith efforts to cause HMRI and Titan to waive any rights that it may have against Vanda or Novartis under this Section 12.4 and Section 12.4 of the Titan Agreement. To assist Novartis in obtaining such waiver from HMRI, Vanda will provide Novartis with arguments supporting how Vanda intends to prevent the Products from being negatively impacted by the Acquired Compounds or Products. In the event that HMRI or Titan will not waive such rights and Vanda does not agree to divest the Acquired Compounds or Products or, alternatively, sublicense the Product to a mutually acceptable Third Party (which third party must also be acceptable to HMRI and Titan), Novartis agrees that its sole and exclusive remedy against Vanda shall be to terminate the Exclusive nature of the Sublicense Agreement in the EEA as provided for in this Section 12.4, and to terminate this Sublicense Agreement elsewhere in the Territory.

12.5 Vanda shall indemnify, defend and hold Novartis, HMRI, Titan and their respective Affiliates harmless from and against any and all liabilities, claims, demands, damages, costs,

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expenses, fines, penalties or money judgments including without limitation court costs and reasonable attorney's fees (hereinafter referred to as "Liabilities"), during the term of this Sublicense Agreement and after its expiration or termination, incurred by or rendered against Novartis, Titan, HMRI and their respective Affiliates which arise out of [*], except to the extent that such Liabilities are directly attributable to the breach of this Sublicense Agreement by Novartis or breach of the Titan Agreement by HMRI or Titan (including without limitation any breach of Novartis' representations or warranties under this Sublicense Agreement or any breach of HMRI's or Titan's representations or Warranties under the Titan Agreement) or any negligence or misconduct by Novartis, Titan or HMRI. Vanda shall also indemnify, defend and hold Novartis, Titan, HMRI and their respective Affiliates harmless from and against any and all Liabilities incurred by or rendered against Novartis, Titan, HMRI and their respective Affiliates which arise out of [*] from and after the Effective Date of this Sublicense Agreement, whether such contracts or arrangements with Third Parties were entered into prior to or following the Effective Date of this Sublicense Agreement, except to the extent that such Liabilities are directly attributable to the breach of this Sublicense Agreement by Novartis or breach of the Titan Agreement by HMRI or Titan (including without limitation any breach of Novartis' representations or Warranties under this Sublicense Agreement or any breach of HMRI's or Titan's representations or warranties under the Titan Agreement) or any negligence or misconduct by Novartis, Titan or HMRI.

12.6 Novartis shall indemnify, defend and hold Vanda, its Affiliates and Sublicensees harmless from and against any and all Liabilities (as defined in Section 12.5 hereof), incurred by or rendered against Vanda, its Affiliates and Sublicensees, which arise out of [*], except to the extent that such Liabilities are directly attributable to the breach of this Sublicense Agreement by a third party (including without limitation any breach of Novartis' representations and warranties under this Sublicense Agreement), or any negligence or misconduct by Vanda, HMRI or Titan. Novartis shall also indemnify, defend and hold Vanda, its Affiliates and Sublicensees harmless from and against any and all Liabilities incurred by or rendered against Vanda, and its Affiliates and Sublicensees which arise out of

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THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE
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
[*].

12.7 Each party shall give the other prompt notice in writing of any claim or demand referred to in Sections 12.5 or 12.6. In addition, the obligations of any indemnifying party shall be subject to the indemnified party fulfilling the following obligations:
(a) With respect to third party claims, indemnified party shall fully cooperate with the indemnifying party in the defense of such claim or demand which defense shall be controlled by the indemnifying party; and
(b) With respect to third party claims, indemnified party shall not, except at its own cost, voluntarily make any payment or incur any expense with respect to any claim, demand or suit (including without limitation retaining its own counsel) without the prior written consent of the indemnifying party, which such party shall not be required to give.

13. FORCE MAJEURE.

13.1 If the performance of any part of this Sublicense Agreement by either party, or if any obligation under this Sublicense Agreement, is prevented, restricted, interfered with or delayed by reason of any cause beyond the reasonable control of the party required to perform, the party so affected, upon giving written notice and written evidence of such force majeure to the other party, shall be excused from such performance to the extent of such prevention, restriction, interference or delay, provided that the affected party shall use its reasonable commercial efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever the force majeure is removed. In the event of a force majeure, the parties shall also discuss whether modification of the terms of this Sublicense Agreement are necessary to alleviate the hardship or loss caused by the force majeure.

14. GOVERNING LAW AND ARBITRATION.

14.1 This Sublicense Agreement shall be deemed to have been made in the State of New York and its form, execution, validity, construction and effect shall be determined in

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                                 Page 40 of 59
accordance with the laws of the State of New York (without regard to New York's or any other jurisdiction's choice of law principles).

14.2 In the event of any controversy or claim arising out of or relating to any provision of this Sublicense Agreement, the parties shall try to settle their differences amicably between themselves. Any unresolved disputes arising between the parties relating to, arising out of or in any way connected with this Sublicense Agreement or any term or condition hereof, or the performance by either party of its obligations hereunder, whether before or after termination of this Sublicense Agreement, shall be resolved by final and binding arbitration. Whenever a party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other party. Except in the case of a determination to be made where payments are to be made to by one party to the other, the party giving such notice shall refrain from instituting the arbitration proceedings for a period of [*] following such notice to allow the parties time to further attempt to come to an amicable resolution of the dispute. Arbitration shall be held in New York City, New York according to the commercial rules of the American Arbitration Association ("AAA"). The arbitration will be conducted by a panel of three arbitrators appointed in accordance with AAA rules; provided, however, that each party shall within [*] after the institution of the arbitration proceedings appoint a party arbitrator, and the party-arbitrators shall select a neutral arbitrator, to be chairman of the arbitration panel, within [*] thereafter. If the party-arbitrators are unable to select a neutral within such period, the neutral shall be appointed in accordance with AAA rules. All arbitrator(s) eligible to conduct the arbitration must agree to render their opinion(s) within [*] of the final arbitration hearing. No arbitrator (nor the panel of arbitrators) shall have the power to award punitive damages under this Sublicense Agreement and such award is expressly prohibited. Decisions of the arbitrator(s) shall be final and binding an all of the parties. Judgment on the award so rendered may be entered in a court having jurisdiction thereof. In any arbitration pursuant to this Sublicense Agreement, the arbitrators shall interpret the express terms hereof and apply the laws of the State of New York. [*]. Notwithstanding the provisions of this clause, either party may seek preliminary or injunctive measures or relief in any competent court having jurisdiction.

15. SEPARABILITY

15.1. In the event any portion of this Sublicense Agreement not material to the remaining portions shall be held illegal, void or ineffective, the remaining portions hereof shall remain in full force and effect.

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THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE
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                                 Page 41 of 59

15.2 If any of the terms or provisions of this Sublicense Agreement are in conflict with any applicable statute or rule of law, then such terms or provisions shall be deemed inoperative to the extent that they may conflict therewith and shall be deemed to be modified to conform with such statute or rule of law.

15.3 In the event that the terms and conditions of this Sublicense Agreement are materially altered as a result of Sections 15.1 or 15.2, the parties shall renegotiate the terms and conditions of this Sublicense Agreement so as to accomplish as nearly as possible the original intentions of the parties.

16. ENTIRE AGREEMENT

16.1 This Sublicense Agreement and the Appendices attached hereto, entered into as of the date written above, constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes all previous writings and understandings, including the Confidentiality Agreement between the parties dated June 16,2003 (it being understood and agreed that all Confidential Information of HMRI, Titan and Novartis disclosed to Vanda prior to the Effective Date of this Sublicense Agreement shall be subject to Sections 6.4,6.6, 6.7 and 6.9 of this Sublicense Agreement). No terms or provisions of this Sublicense Agreement shall be varied or modified by any prior or subsequent statement, conduct or act of either of the parties, except that the parties may amend this Sublicense Agreement by written instruments specifically referring to and executed in the same manner as this Sublicense Agreement. Any amendments to this agreement require the prior written approval of Titan and HMRI, which approval will not be unreasonably withheld.

17. NOTICES

17.1 Any notice required or permitted under this Sublicense Agreement shall be in writing and in English and shall be sent by airmail, postage prepaid, or facsimile or courier to the following address of each party or to such other address as may be designated in writing by the respective parties:

If to NOVARTIS:
Novartis Pharma AG
[*]
Basel
Switzerland
Facsimile: [*]

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                                 Page 42 of 59

Attention: [*]

With a copy to:
[*]
Novartis Pharma AG
[*]
Basel
Switzerland
Attention: [*]

If to Vanda:
Vanda Pharmaceuticals Inc.
[*]
Princeton, NJ 08542
Attn: [*]

17.2 Any notice required or permitted to be given concerning the Sublicense Agreement or HMRI Agreement shall be effective upon receipt by the party to whom it is addressed.

If to TITAN:
Titan Pharmaceuticals, Inc.
[*]
South San Francisco, CA 94080
Attention: [*]
Telephone: [*]
Facsimile: [*]

With a copy to:
Titan Pharmaceuticals, Inc.
[*]
South San Francisco, CA 94080
Attention: [*]
Telephone: [*]
Facsimile: [*]
and
Loeb & Loeb LLP

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THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE
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                                 Page 43 of 59

[*]
New York, New York 10154
Attn: [*]
Phone: [*]
Facsimile: [*]
e-mail: [*]

If to HMRI:
Aventis Inc.
[*]
Bridgewater, NJ 08807-0890
Facsimile: [*]
Attn: [*]

With copies to:
Aventis Inc.
[*]
Bridgewater, NJ 08807-0890
Facsimile: [*]
Attn: [*]

For safety and Adverse Event Reporting:
AVENTIS Inc.
[*]
Bridgewater, NJ 08807-0890
USA
Fax: [*] Phone: [*]
Email: [*]

With copies to:
AVENTIS Inc.
[*]

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                                 Page 44 or 59

[*]
Bridgewater, NJ 08807-0890
USA
Phone: [*]
Email: [*]
And,
AVENTIS Inc.
[*]
Bridgewater, NJ 08807-0890
USA
Fax: [*]
Phone: [*]
Email: [*]


18. ASSIGNMENT

18.1 This Sublicense Agreement or any portions thereof and the sublicenses herein shall be binding upon and inure to the benefit of the successors in interest and assignees of the respective parties.

18.2 Vanda may assign this Sublicense Agreement to an Affiliate without the prior written consent of Novartis, and in such event Vanda will continue to guarantee the obligations of such Affiliate hereunder. Subject to the foregoing, Vanda shall not have the right to assign this Sublicense Agreement to any Third Party without the prior written consent of Novartis, Titan and HMRI, such consent not to be unreasonably withheld; provided, however, that no such consent shall be required in connection with an assignment in connection with any event referred to in Section 18.3 below.

18.3 In the event of a consolidation, merger, acquisition which involves a change in control of Vanda, this Sublicense Agreement shall remain in full force and effect, and Vanda agrees to notify Novartis, Titan and HMRI. Consolidation, mergers and/or acquisitions to which

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THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE
OMITTED PORTIONS.

Vanda is a party which do not involve a change in control of Vanda shall not require such notice.

18.4 In order for any assignment by Vanda of this Sublicense Agreement (which is permitted by this Sublicense Agreement) to be valid, the assignee of such assignment shall assume and agree to be bound by the provisions hereof.

19. FAILURE TO ENFORCE

19.1 The failure of either party to enforce at any time any provisions hereof shall not be construed to be a waiver of such provision nor of the right of such party thereafter to enforce each and every such provision.

20. AGENCY

20.1 Except as expressly set forth in this Sublicense Agreement, nothing in this Sublicense Agreement authorizes either party to act as agent for the other or, as to any third party, to indicate or imply the existence of any such agency relationship. The relationship between the parties is that of independent contractors.

21. FURTHER ASSURANCES

21.1 Each party hereto agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Sublicense Agreement.

22. CAPTIONS

22.1 Captions are inserted for convenience only and in no way are to be construed to define, limit or affect the construction or interpretation hereof.

23. MISCELLANEOUS

23.1 Both parties agree to discuss matters arising during the term of this Sublicense Agreement in the spirit of co-operation and good faith and endeavour to resolve any differences by mutual agreement whenever possible. If the parties fail to reach agreement, either party may submit the matter for resolution pursuant to Section 14.2.

23.2 HMRI and its Affiliates shall be third party beneficiaries under this Sublicense Agreement to the extent that this Sublicense Agreement inures to the benefit of HMRI, with respect to Sections 2.1(a), 2.4, 2.5, 2.7, 2.9(a), 2.9(d), 2.10, 3.4(a), 3.5, 4.1(a), 4.2, 4.3, 5.2, 5.3, 5.5, 6.3, 6.4, 6.7, 8.1, 8.2,
8.4, 8.5, 8.6, 8.7, 8.9, 8.10, 8.11, 8.12, 8.13, 9.1, 9.3, 9.4, 9.5, l0.1(b),
11.5, 12.5, 17.2, 18.2, 18.3, 18.4,23.2 and 23.3 with all rights and remedies associated therewith.

23.3 Vanda covenants to Novartis that during the term of this Sublicense Agreement, Vanda, its Affiliates and Sublicensees shall not violate the Federal Foreign Corrupt Practices Act in the performance of its negotiations or obligations hereunder.


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                                 Page 47 of 59

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

                                     VANDA PHARMACEUTICALS, INC.

                                     By: /s/ Mihael Polymeropoulos
                                         ---------------------------------------
                                         Mihael Polymeropoulos
                                         Chief Executive Officer

                                     NOVARTIS PHARMA AG

                                     By: /s/ Herve Girsault
                                         ---------------------------------------
                                         Name:  Herve Girsault
                                         Title: Head, Global Partnering
                                                Business Development & Licensing

                                     By: /s/ Tom Chakraborti
                                         ---------------------------------------
                                         Name:  Tom Chakraborti
                                         Title: Senior Legal Counsel

                               List of Appendices

Patents and Patent Applications                                       Appendix A

blank                                                                 Appendix B

blank                                                                 Appendix C

blank                                                                 Appendix D

blank                                                                 Appendix E

blank                                                                 Appendix F

Titan Agreement                                                       Appendix G

                                                                      APPENDIX A


HMRI PATENTS AND PATENT APPLICATIONS


[*]

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                                 Page 50 of 59

                                      [*]

                                      [*]

                                      [*]

                                                                      APPENDIX B


BLANK

                                                                      APPENDIX C


BLANK

                                                                      APPENDIX D


BLANK

                                                                      APPENDIX E


CRO CONTRACTS


NONE

                                                                      APPENDIX F


SPECIAL COUNTRIES

                                                                      APPENDIX G


TITAN AGREEMENT


[*]

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                                 Page 59 of 59

                        ADDENDUM TO SUBLICENSE AGREEMENT

                                    between

                               NOVARTIS PHARMA AG

                                      and

                          VANDA PHARMACEUTICALS, INC.

This Addendum is part of the SUBLICENSE AGREEMENT that became effective on the 4th day of June, 2004, between Vanda Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware and having its principal office at 47 Hullfish Street, Suite 310, Princeton, NJ 08542 ("Vanda"), and Novartis Pharma AG, a corporation organized under the laws of Switzerland and having its principal office at Lichstrasse 35, CH-4056, Basel, Switzerland ("Novartis").

EXCHANGE OF INFORMATION AND CONFIDENTIALITY

The parties agree to be bound to the following terms, and hereby incorporate them into the Sublicense Agreement.

      1.0 Privacy and Security of Pharmacogenetic samples and data

Vanda agrees that all pharmacogenetic information that it receives in connection with this agreement, including any DNA samples and/or animal tissues treated with the compound that may be provided for further studies in accordance with the Sublicense Agreement terms, as well as any raw data and individual clinical genetic data and information, will be maintained in a confidential and secure manner, in full compliance with applicable United States (federal and state), European Union, and other country specific regulations for privacy and security of genetic data and samples and personally identifiable health information, and will only be used and/or disclosed in accordance with those regulations. Vanda also agrees to ensure that any of its affiliates, agents, vendors or other business partners who receive any identifiable genetic information or data from Vanda relating to the compound, shall adhere to the same standards of privacy and security mandated by this Addendum and the Sublicense Agreement.

      2.0 Privacy and Security of Adverse Event information.

Vanda agrees that all personally identifiable adverse event information that it receives in connection with this agreement, including spontaneous adverse event report forms from Novartis, will be maintained in a confidential and secure manner, in full compliance with applicable United States (federal and state), European Union, and country specific regulations for privacy and security of personally identifiable health information, including any specific requirements that may apply to adverse event reporting information, and will only be used or disclosed in accordance with those regulations. Vanda also agrees to ensure that any of its affiliates, agents, vendors or other business partners (excluding health authorities) who receive any identifiable adverse event information from Vanda relating to the compound, shall adhere to the same standards of privacy and security mandated by this Addendum and the Sublicense Agreement.

      3.0 Compliance with Informed Consents.

Vanda will assume all obligations of Novartis contained in the informed consents with the individual participants in the studies transferred to Vanda. In case only the genetic information or study data of such studies is transferred to Vanda, Vanda will comply with any request by Novartis pursuant to a disclosure, deletion or destruction request received by Novartis from an individual participant of such study.

      4.0 Indemnification

Vanda agrees to indemnify and hold harmless Novartis for damages and legal fees that may result from [*]. Vanda shall also provide written notification to Novartis of any claim against Vanda relating to [*], within [*] of receipt of such claim, lawsuit or notification. Vanda agrees that Novartis shall be permitted to select counsel of its own choosing in the event that a claim or lawsuit is filed that impacts Novartis' interests.

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                                  Page 2 of 3

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

                                       VANDA PHARMACEUTICALS, INC.

                                       By:    /s/ Chip Clark
                                              ----------------------------------
                                       Name:  Chip Clark
                                       Title: Chief Business Officer

                                       NOVARTIS PHARMA AG

                                       By:    /s/ Herve Girsault
                                              ----------------------------------
                                       Name:  Herve Girsault
                                       Title: Head, Global Partnering
                                              Business Development & Licensing

                                       By:    /s/ Kimberly J. Urdahl
                                              ----------------------------------
                                       Name:  Kimberly J. Urdahl
                                       Title: Head of Legal, Primary Care


                                  Page 3 of 3